Exhibit 99.2

Gerald McLaughlin (Chief Executive Officer of Neos Therapeutics, Inc.)

Slide 4

Thanks for accessing the presentation today. This is, indeed, an exciting time in the history of Neos Therapeutics as on December 10, 2020, we entered into a definitive merger agreement with AYTU in an all-stock transaction. The Board of Directors of Neos believes that this merger represents the highest-potential value creation opportunity for Neos stockholders, and we are pleased to be joining forces with AYTU to create a stronger specialty pharmaceutical company.

Before getting into the details of the transaction along with the deal rationale and more, I firmly believe Aytu is the right partner to continue the exceptional work our team at Neos has done to build the ADHD franchise into what it is today and to continue the development of NT0502 for the treatment of sialorrhea. By leveraging the respective commercial infrastructure of Neos and Aytu, including complementary sales call points and our best-in-class patient support program, Neos RxConnect, we expect continued growth of the product portfolio over the long-term.

On this slide, I’ve detailed some of the key strategic reasons for this transaction and wanted to take a moment to discuss a few:

1) With this merger, we will be creating a combined $100 million plus annual revenue, highly diversified, specialty pharmaceutical company with a strong pediatric footprint and a great deal of momentum. This is a transformational transaction for both companies, and, upon closing, immediately scales revenue to nearly double the current 2020 run rate for Neos.

2) The transaction will not only dramatically increase revenue, but will also enable the scale and operational efficiencies that were difficult to achieve as a stand-alone entity, including an estimated $15 million of annualized cost synergies by 2022, all while continuing to drive revenue growth.

3) With the addition of the Neos ADHD franchise, the merger will deepen and broaden Aytu’s already strong presence in pediatrics, while expanding the footprint into adjacent specialty areas including psychiatry. We are confident that the Neos ADHD portfolio has a long exclusivity runway to continue to grow and contribute significant revenue based upon the value offered to patients in the large and growing ADHD market.

4) Also, we expect that Neos RxConnect, our best-in-class patient support program that has reached scale in terms of pharmacies, will not only continue to be a growth driver for the ADHD brands but can be leveraged for Aytu’s broad portfolio of clinically differentiated products.

5) Finally, this new company will be well-positioned for continued growth through strategic transactions. Aytu has a demonstrated track record and ability to identify and execute business development opportunities and we fully expect this to continue in the future.

In short, the rationale for this transaction is sound, and we couldn’t be more excited about the future of this combined entity for our stockholders.

Slide 5

Now I’ll move on to the details of the merger:

This is an all-stock transaction whereby Neos stockholders will be entitled to receive 0.1088 shares of Aytu common stock for each share of Neos common stock held

Aytu will prepay $15 million of the outstanding Neos debt payment due to Deerfield in May 2021 and the remaining $15 million will remain and will be due in May 2022. Following Aytu’s December 2020 equity offering, the transaction will result in Neos stockholders owning approximately 23% of the fully diluted common shares of the combined Company. The boards of directors of both companies have approved the transaction and will recommend approval by the companies’ respective shareholders.

The company will be led by Josh Disbrow, current Aytu CEO, and will be headquartered in Englewood, Colorado with management comprised of individuals from both companies. The board of the combined company will consist of six members designated by Aytu and two members designated by Neos. Along with current Neos board member Beth Hecht, I will join the Aytu board upon closing of the transaction, which is expected by the second quarter of this year. Both Beth and I look forward to serving and supporting the efforts of Josh and the team to create long-term value for stockholders.

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As previously mentioned, Aytu is executing on their vison to create a leading specialty pharmaceutical company. In a little over a year, they have completed and now announced three major deals, and with this foundation the company will be well-positioned for continued growth through additional strategic transactions. The Aytu leadership team has a well-thought plan combined with the experience and skills to execute deals. The combination of Aytu and Neos only provides a greater opportunity and stronger platform for subsequent acquisitions, which was an important consideration for Neos as we evaluated our strategic alternatives.

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As we drill down on the revenue base of the combined company, we see three complementary sets of products with a strong focus – and importantly critical mass – in pediatrics. Neos currently fields a sales force calling on high prescribers of ADHD medications and has full commercial support functionality, as does Aytu. By combining our respective sales forces, the new Aytu will continue to promote the Neos ADHD brands while also promoting core heritage Aytu brands – with a focus on Poly-Vi-Flor, Karbinal, Natesto, ZolpiMist, and Tuzistra XR.

We are confident the combined company also can leverage the Neos RxConnect program, our established and proven best-in-class patient access program that can be extended to Aytu’s prescription products and, we believe, some of Aytu’s consumer health products as well. We see significant synergies here and opportunities to drive the business forward.

We believe that Aytu is the right partner for Neos. With the shared strength of our companies, I believe we can more rapidly grow the ADHD product line, realize the value of Neos RxConnect, and leverage the benefits of combining the two companies’ salesforces, overlapping sales call points and commercial infrastructure, thus enhancing value to the Neos and Aytu stockholders for the long term.

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In closing, we believe that the combination of Neos and Aytu will enable strong value creation for stockholders and employees with the opportunity to serve many, many more health care professionals and patients.

The merger is currently expected to close by the second quarter of this year, subject to approval by each company’s respective stockholders and the satisfaction of other customary closing conditions. We are working expeditiously to file the necessary documents with the SEC and, once cleared, will schedule our respective stockholder meetings.

Thank you. We look forward to providing additional updates over the coming weeks and months.